News Release
     Questar Corporation
     180 East 100 South
     P.O Box 45433
     Salt Lake City, UT 84145-0433


December 7, 1999

Contact: Chad Jones
Office: (801) 324-5495



Utah PSC Denies Questar Gas' Request For Pass-Through
Recovery of CO2 Gas-Processing Costs


SALT LAKE CITY --The Utah Public Service Commission (PSC) has denied Questar Gas' request to recover in the company's semiannual pass-through rate filing the cost of removing CO2 from gas processed at a new plant near Price, Utah. Some of the natural gas Questar delivers to its customers must be processed to remove CO2, ensuring a natural gas composition that can operate safely and efficiently in customers' appliances.
              The required gas processing has been estimated to cost $7.5 to $8.5 million annually. The commission's decision forces the company to reverse about $1.9 million of pre-tax income in the fourth quarter of 1999, which the company previously anticipated recovering through its semiannual pass-through rate filings. The company will also incur an additional $600,000 to $700,000 in monthly operating expenses going forward.
            In denying the company's request, the commission provided guidance for the company to seek recovery of future CO2-removal costs through other rate-making procedures.
            "We disagree and are extremely disappointed with the commission's decision," said D.N. "Nick" Rose, Questar Gas president and CEO. "We believe the fair way to pay for this processing, which is required for safe natural gas supplies for our customers, is through a pass-through rate proceeding."
         Unlike Utah, the Wyoming PSC staff has recommended immediate cost coverage for Wyoming's share of these costs.
             According to Rose, the company will ask for a rehearing. For ongoing costs, the company will explore other cost-recovery options, including filing a general rate case as the PSC suggested in its order.
          Questar Gas Company is a wholly owned subsidiary of Questar Corp. (NYSE:STR). Questar Corp. is a Salt Lake City-based integrated energy resources and services company with $2.2 billion in assets.

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